Exhibit 99.1

News Release

Contact: Greg Smith
Director of Investor Relations and
Corporate Communications
281-556-6200

BPZ Energy Announces Completion of Reincorporation and Corporate Name Change

Houston---October 16, 2007---BPZ Energy, Inc. (AMEX:BZP) announced today the completion of the reincorporation of the Company in the State of Texas pursuant to the plan of conversion as approved by the shareholders during the annual meeting on August 17, 2007.  The filings with the Secretary of State of Texas also include a change of the Company’s name from BPZ Energy, Inc. to BPZ Resources, Inc. at the holding company level.  However, the Company will continue to use the name BPZ Energy, Inc. as a D/B/A (“doing business as”) in its regular business operations.

No changes have been made to the Board of Directors, the Management, or operations of the Company as a result of these administrative changes.

The Company will continue to trade on the American Stock Exchange (AMEX) under its current ticker symbol, “BZP” and will maintain the same CUSIP (Committee on Uniform Security Identification Procedures) number.  The Company does not plan to reissue stock certificates in connection with these changes, and the current certificates will continue to represent stock in the Company.  If you have any questions please contact:

                BPZ Energy, Inc.

                Investor Relations

                580 Westlake Park Blvd.

                Suite 525

                Houston, Texas 77079

About BPZ Energy, Inc.

Houston based BPZ Energy, Inc. is an oil and gas exploration and production company which has exclusive rights and license agreements for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and sales of gas into Ecuador for third-party power generation, in parallel with the development of the Corvina oil discovery and the redevelopment of the Albacora oil field.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.